EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Julie Harding

Atria Senior Living Group

502-719-1628

Moore Appointed CEO of Atria Senior Living Group

Costa Mesa, California (October 1, 2003)—Atria Senior Living Group (“Atria”) announced today the appointment by its Board of John A. Moore as Chief Executive Officer. Mr. Moore is Managing Principal and Chief Financial Officer at Lazard Frères Real Estate Investors L.L.C. (“LFREI”), the general partner of the company’s owner. Mr. Moore, who will continue to serve as a Director, has more than 19 years of real estate and finance experience. Prior to joining LFREI, he was Executive Vice President of World Financial Properties.

Matthew J. Lustig, Chairman of the Board and Managing Principal of LFREI, commented, “Naming John as CEO is a natural step in the integration of ARV and Atria’s platforms. John has been instrumental to the success achieved over the past several years both at ARV, where he served as a Director from 1999, and at Atria. He brings tremendous experience with respect to the strategic, operating, and financial aspects of our business. As CEO, John will provide strong leadership as we continue to build the company.”

“I am delighted to be named CEO of Atria Senior Living Group,” said Mr. Moore. “I look forward to continuing to work closely with an outstanding senior management team and the dedicated professionals at our offices and 134 communities nationwide. Together, we are creating the industry’s leading provider of senior living services for our more than 13,000 residents.”

Atria’s Board also announced today that it has accepted the resignation of Douglas M. Pasquale as President, Chief Executive Officer and a Director of Atria.

Atria Senior Living Group, one of the country’s largest senior living providers, employs nearly 8,000 people and serves more than 13,000 seniors at 134 senior living communities in 26 states.